UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 18, 2004

Fremont General Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	1-08007	95-2815260
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2425 Olympic Boulevard , 3rd Floor, Santa Monica, California		90404
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 315-5500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On November 18, 2004, the Board of Directors of Fremont General Corporation (the "Company") approved adoption of the Fremont General Corporation Supplemental Executive Retirement Plan II (the "SERP II"). The SERP II will become effective January 1, 2005.

Under the SERP II, key executives of the Company and certain of its affiliates who satisfy certain eligibility requirements may make annual irrevocable elections to defer a specified portion of their compensation to be earned during the following calendar year. The Company will credit an amount equal to the compensation deferred by a participant to that participant’s deferral account under the SERP II. In addition, the Company may credit matching amounts to the participant’s account so that the participant’s combined matching contributions in the SERP II and the Fremont General Corporation and Affiliated Companies Investment Incentive Plan are equal to the participant’s deferral elections, but not to exceed 6% of the participant’s eligible compensation. The Company may also credit (1) contributions above the maximum that may be contributed to the Fremont General Corporation Employee Stock Ownership Plan under Internal Revenue Code limits and plan terms less any amounts credited to the participant’s account under a separate plan and (2) discretionary contributions. Account balances will be credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts credited to their accounts except that discretionary contributions may be subject to a vesting schedule. Participants will be eligible to receive distributions of the amounts credited to their accounts at a specified in-service distribution date or after their separation from service in a lump sum pursuant to elections made under the rules of the SERP II. Key employees must wait 6 months after separation from service, other than as a result of death, to receive a distribution.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fremont General Corporation

November 23, 2004	By:	/s/ PATRICK E. LAMB

Name: PATRICK E. LAMB
Title: Senior Vice President, Chief Financial Officer and Treasurer (Principal Accounting Officer)